OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING COMMON SHARES
                                     AND
                    SERIES A CONVERTIBLE PREFERRED SHARES
                                      OF
                          ACME-CLEVELAND CORPORATION
                                      AT
                              $27 NET PER SHARE
                                      BY
                         WEC ACQUISITION CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF
                             DANAHER CORPORATION

----------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
     TIME, ON WEDNESDAY, APRIL 3, 1996, UNLESS THE OFFER IS EXTENDED.
----------------------------------------------------------------------------

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED A NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT, WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (2) THE ACQUISITION OF SHARES PURSUANT TO THE OFFER BEING AUTHORIZED BY THE SHAREHOLDERS OF THE COMPANY PURSUANT TO THE OHIO CONTROL SHARE ACQUISITION LAW OR THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE OHIO CONTROL SHARE ACQUISITION LAW IS INVALID OR INAPPLICABLE TO SUCH ACQUISITION AND (3) THE PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT, AFTER CONSUMMATION OF THE OFFER, THE RESTRICTIONS CONTAINED IN THE OHIO BUSINESS COMBINATION LAW WILL NOT APPLY TO THE PURCHASER'S PROPOSED MERGER WITH THE COMPANY. SEE SECTION 14. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.
                             --------------
                                IMPORTANT

   Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or facsimile) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 2 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

   If a shareholder desires to tender Shares and such shareholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected by following the procedure for guaranteed delivery set forth in Section 2.

   Questions and requests for assistance may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager, or to D.F. King & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                            --------------------------
                     The Dealer Manager for the Offer is:

                             MERRILL LYNCH & CO.

March 7, 1996

                              TABLE OF CONTENTS

                                                                                        Page
                                                                                        --------
Introduction ..........................................................................   1
Section  1. Terms of the Offer ........................................................   3
Section  2. Procedures for Tendering Shares ...........................................   5
Section  3. Withdrawal Rights .........................................................   7
Section  4. Acceptance for Payment and Payment ........................................   8
Section  5. Certain Federal Income Tax Consequences ...................................   9
Section  6. Price Range of the Shares; Dividends on the Shares ........................  10
Section  7. Effect of the Offer on the Market for the Shares; Exchange Act Registration;
            Margin Regulations ........................................................  10
Section  8. Certain Information Concerning the Company ................................  11
Section  9. Certain Information Concerning Parent and the Purchaser ...................  12
Section 10. Source and Amount of Funds ................................................  14
Section 11. Background of the Offer ...................................................  15
Section 12. Purpose of the Offer; Plans for the Company ...............................  16
Section 13. Dividends and Distributions ...............................................  18
Section 14. Certain Conditions of the Offer ...........................................  19
Section 15. Certain Legal Matters .....................................................  22
Section 16. Fees and Expenses .........................................................  27
Section 17. Miscellaneous .............................................................  28
Schedule I--Directors and Executive Officers of Parent and the Purchaser  ............. S-1

To the Holders of Shares of
 ACME-CLEVELAND CORPORATION:

   WEC Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Danaher Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding common shares, par value $1 per share (the "Common Shares"), and all outstanding Series A Convertible Preferred Shares, without par value (the "Preferred Shares" and, together with the Common Shares, the "Shares"), of Acme-Cleveland Corporation, an Ohio corporation (the "Company"), at a price of $27 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

   Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), as Dealer Manager (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York, as Depositary (the "Depositary"), and D.F. King & Co., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See
Section 16.

   The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Parent currently intends to propose and seek to have the Company consummate, as soon as practicable following the consummation of the Offer, a merger or similar business combination with the Purchaser (the "Proposed Merger"), pursuant to which each then outstanding
Share (other than Shares owned by the Purchaser or Parent and Shares owned by shareholders who perfect their dissenters' rights under the Ohio Revised Code (the "ORC")), would be converted into the right to receive an amount in cash equal to the price per Share paid pursuant to the Offer. See Sections 11 and 12.

   Parent intends to seek to negotiate with the Company with respect to the acquisition of the Company. If such negotiations result in a definitive merger agreement between the Company and Parent, certain material terms of the Offer may change and Parent would not proceed with any solicitation with regard to the Special Meeting referred to below. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for their approval.

   In order to increase the likelihood that the Company and the Purchaser enter into the Proposed Merger, Parent and the Purchaser have taken preliminary steps to commence a solicitation of appointments of designated agents ("agent designations") to call a special meeting of the Company's shareholders (the "Special Meeting") at which, among other things, Parent and the Purchaser will propose that the holders of Shares (i) remove all of the incumbent directors of the Company and (ii) elect the nominees of the Purchaser as directors of the Company to fill the vacancies created thereby. The nominees of the Purchaser will, if elected at the Special Meeting, and subject to their fiduciary duties, be committed to take such actions as may be required to facilitate prompt consummation of the Offer and the Proposed Merger.

   THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR AGENT DESIGNATIONS FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"), AND THE RULES AND REGULATIONS THEREUNDER.

   The Offer is subject to the fulfillment of a number of conditions including, without limitation, the following:

   Minimum Condition. Consummation of the Offer is conditioned upon there being validly tendered a number of Shares which, when added to the Shares beneficially owned by Parent, constitutes at least a majority of the Shares outstanding on a fully diluted basis on the date of purchase (the "Minimum Condition"). For purposes of this Offer, "on a fully diluted basis" means, as of any date, the number of Shares outstanding, together with Shares that the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise (assuming all such options are then exercisable).

   Parent beneficially owns 305,000 Common Shares.

   According to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995 (the "Company 10-Q"), as of January 25, 1996, there were outstanding 6,411,578 Common Shares and 161,374 Preferred Shares. Each Preferred Share is convertible into one Common Share and is entitled to one vote. The Preferred Shares vote together with the Common Shares as a single class. According to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 (the "Company 10-K"), there were 631,208 Common Shares reserved for issuance under the Company stock plans and for conversion of the Preferred Shares.

   Control Share Condition. Consummation of the Offer is conditioned upon the acquisition of Shares pursuant to the Offer by the Purchaser being authorized by the shareholders of the Company pursuant to Section 1701.831 of the ORC (the "Ohio Control Share Acquisition Law") at a special meeting of shareholders of the Company (the "Ohio Control Share Acquisition Meeting") duly and validly called and held in accordance with the Ohio Control Share Acquisition Law, or the Purchaser being satisfied, in its sole discretion, that the Ohio Control Share Acquisition Law is invalid or inapplicable to the acquisition of Shares pursuant to the Offer (the "Control Share Condition").

   Under the Ohio Control Share Acquisition Law, unless a corporation's articles of incorporation or regulations otherwise provide, any "control share acquisition" of an "issuing public corporation" (such as the Company) may be made only with the prior authorization of its shareholders in accordance with the Ohio Control Share Acquisition Law. Neither the Company's Articles of Incorporation ("Articles") nor the Regulations of the Company ("Regulations") currently contains a provision by which the Company "opts out" of the Ohio Control Share Acquisition Law. However, Parent and the Purchaser intend to solicit from the Company's shareholders sufficient agent designations for the call of a Special Meeting at which, among other things, Parent and the Purchaser may propose that, if the Control Share Condition shall not have theretofore been satisfied, the Regulations of the Company be amended to provide that the Ohio Control Share Acquisition Law does not apply to the purchase of the Shares pursuant to the Offer.

   Unless and until such time as the Company's Articles or Regulations are amended to include such an "opt out" provision, the Ohio Control Share Acquisition Law requires shareholder approval of any proposed "control share acquisition" of the Company. A "control share acquisition" is the acquisition, directly or indirectly, by any person of control in respect of shares that entitles such person to exercise or direct the exercise of 20% or more of the voting power in the election of directors. A control share acquisition must be approved in advance (i) by the holders of at least a majority of the voting power of the corporation in the election of directors represented at a Ohio Control Share Acquisition Meeting at which a quorum is present and (ii) by the holders of a majority of such voting power excluding the voting shares owned by the acquiring shareholder and certain other "Interested Shares" (as defined in Section 15, below). The Ohio Control Share Acquisition Law provides that a quorum shall be deemed to be present at the Ohio Control Share Acquisition Meeting if at least a majority of the Shares, and a majority of the Shares excluding those that are "Interested Shares," are represented at such meeting in person or by proxy.

   Under the Ohio Control Share Acquisition Law, the Company must call the Ohio Control Share Acquisition Meeting to consider the authorization of an acquisition of Shares covered by the Ohio Control Share Acquisition Law no later than ten days, and it must be held no later than 50 days, following its receipt of an "acquiring person statement" from the acquiring person. However, the acquiring person may request, at the time of delivery of the acquiring person statement, that the Ohio Control Share Acquisition Meeting not be held sooner than 30 days after receipt by the Company of such statement.

   Without waiving their right to challenge the validity of all or any part of the Ohio Control Share Acquisition Law or to seek an amendment to the Company's Regulations opting out of the Ohio Control Share Acquisition Law, and reserving their right to take actions inconsistent with the applicability of the Ohio Control Share Acquisition Law, Parent and the Purchaser delivered to the Company on March 7, 1996 an acquiring person statement relating to the Offer. Parent and the Purchaser have requested that the Ohio Control
Share Acquisition Meeting not be held for at least 30 days after the receipt of the acquiring person statement by the Company. Accordingly, the Ohio
Control Share Acquisition Meeting
must be held no earlier than April 6, 1996 and no later than April 26, 1996.
In addition, Parent and the Purchaser brought an action for declaratory and other relief against the Company on March 7, 1996 in the United States
District Court for the Southern District of Ohio, Eastern Division, (the
"Ohio Federal District Court"), seeking, among other things, that the Court declare that certain provisions of the Ohio Control Share Acquisition Law and
Section 1701.01(CC)(2) of the ORC, to the extent they are applied to impair the voting rights of the Disqualified Shares (as defined in Section 15 below) are unconstitutional or otherwise invalid as such provisions may be applied to the Offer. See Section 15.

   Although Parent and the Purchaser have taken the foregoing actions pursuant to the Ohio Control Share Acquisition Law with respect to the matters to be considered at the Ohio Control Share Acquisition Meeting and have described their purposes and plans with respect thereto in this Offer to Purchase, in order to comply with the requirements of the Exchange Act, Parent and the Purchaser are not, as of the date hereof, soliciting proxies with respect to the proposed approval of the acquisition of Shares pursuant to the Offer at the Ohio Control Share Acquisition Meeting. Parent and the Purchaser presently intend, however, to solicit proxies from the shareholders of the Company with respect to the Ohio Control Share Acquisition Meeting (unless the Purchaser is satisfied that the provisions of the Ohio Control Share Acquisition Law are invalid or are not applicable to the acquisition of Shares pursuant to the Offer).

   Business Combination Condition. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that after the consummation of the Offer the restrictions contained in Chapter 1704 of the ORC (the "Ohio Business Combination Law") will not apply to the Proposed Merger (the "Business Combination Condition").

   The Ohio Business Combination Law prohibits certain business combinations and other transactions (each, a "Chapter 1704 Transaction"), such as the Proposed Merger, between an issuing public corporation (such as the Company) and any "Interested Shareholder" (defined generally as any person that, directly or indirectly, is entitled to exercise or direct the exercise of 10% or more of the outstanding voting power of a corporation in the election of directors) for a period of three years after the date the person becomes an Interested Shareholder. After such three year period, a Chapter 1704 Transaction between an issuing public corporation and such Interested Shareholder is prohibited unless either certain "fair price" provisions are complied with or the Chapter 1704 Transaction is approved by certain supermajority shareholder votes. The Ohio Business Combination Law restrictions do not apply to a Chapter 1704 Transaction with an Interested Shareholder if either the acquisition of the corporation's shares that would cause the Interested Shareholder to become an Interested Shareholder, or the Chapter 1704 Transaction, is approved by a resolution of the board of directors of the corporation adopted prior to the date on which the Interested Shareholder became an Interested Shareholder. See Section 15.

   Parent and the Purchaser are hereby requesting that the Company's Board of Directors take appropriate action so that the Ohio Business Combination Law is not applicable to the acquisition of Shares pursuant to the Offer or the Proposed Merger. There can be no assurances that the Board of Directors will do so. In the event that the Company's Board of Directors fails to do so prior to the intended date of the consummation of the Offer, the Purchaser expects its nominees to the Company's Board of Directors, if elected at the Special Meeting, and subject to their fiduciary duties to take such appropriate action as shall result in the satisfaction of the Business Combination Condition.

   Certain other conditions to the Offer are described in Section 14. The Purchaser expressly reserves the right, in its sole discretion, to waive any one or more of the conditions to the Offer. See Sections 14 and 15. The Offer is not conditioned on the receipt of financing.

   THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1. TERMS OF THE OFFER

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, April 3, 1996, unless and until the Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, will expire.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION, THE CONTROL SHARE CONDITION, THE BUSINESS COMBINATION CONDITION, THE EXPIRATION OR TERMINATION OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") AND THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 14. THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING.

   Subject to the applicable rules and regulations of the Securities Exchange Commission (the "Commission"), the Purchaser reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, to (a) extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension and delay to the Depositary and (b) waive any condition or amend the Offer in any other respect by giving oral or written notice of such waiver or amendment to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 3. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

   If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the applicable rules and regulations of the Commission, to (a) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders, (b) waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date, (c) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (d) amend the Offer.

   The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 14. There can be no assurance that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-l(d) under the Securities Exchange Act of 1934 (the "Exchange Act") requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, or the first opening of the New York Stock Exchange (the "NYSE") on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the Offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

   If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in
Section 3. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities tendered by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

   If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to shareholders and investor response.

   Requests are being made to the Company pursuant to Rule 14d-5 of the Exchange Act and Section 1701.37 of the ORC for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by the Purchaser following receipt of such lists or listings from the Company, or by the Company if it so elects.

SECTION 2. PROCEDURES FOR TENDERING SHARES

   Valid Tender. For a shareholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

   Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company, the Midwest Securities Trust Company and the Philadelphia Depository Trust Company (the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE

TENDERING SHAREHOLDER. SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Share Certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the Share Certificates surrendered, the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

      (i) the tender is made by or through an Eligible Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

      (iii) the Share Certificates, representing all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

   The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

   Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after March 5, 1996 (the "Applicable Date"). All such proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special, adjourned or postponed meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of shareholders.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

   Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and the payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31% of the amount of such payment. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign shareholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

SECTION 3. WITHDRAWAL RIGHTS

   Except as otherwise provided in this Section 3, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 5, 1996.

   For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

   Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

   All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 4. ACCEPTANCE FOR PAYMENT AND PAYMENT

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section
15. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder of the same class pursuant to the Offer.

   For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY
IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

   If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3.

   If any tendered Shares are not purchased pursuant to the Offer for any reason, Share Certificates for any such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in
Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

   The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

SECTION 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder pursuant to the Offer or the Proposed Merger and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or converted in the Proposed Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Proposed Merger, as the case may be.

   If Shares are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at a maximum federal marginal tax rate of 28%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum federal marginal tax rate of 35%.

   THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE PROPOSED MERGER.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

   The Common Shares are listed on the NYSE under the symbol AMT. The following table sets forth the high and low closing sales prices per Common Share as reported on the NYSE Composite tape, together with the per Common Share dividends paid by the Company as reported in publicly available sources.

                            HIGH         LOW      DIVIDENDS
                          ------       -----    -----------
1994:
  First quarter .........  10 1/2       9          $0.11
  Second quarter ........  15 1/4       9 3/8       0.11
  Third quarter .........  14          10 1/2       0.11
  Fourth quarter ........  14           9 7/8       0.11

1995:
  First quarter .........  16 7/8      10 1/4       0.12
  Second quarter ........  28          16 1/2       0.12
  Third quarter .........  28 3/4      23 1/4       0.12
  Fourth quarter ........  26 3/4      16 1/8       0.12
1996:
  First quarter (through
   March 6) .............  20          17 3/4       0.13

   On March 6, 1996, the last full trading day before commencement of the Offer, the closing sale price for the Common Shares was $20 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON SHARES.

   By their terms, the Preferred Shares pay dividends of $1.80 per share per year ($.45 per quarter). No price quotations are available for the Preferred Shares.

SECTION 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
           REGISTRATION; MARGIN REGULATIONS

   Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

   Depending on the number of Common Shares purchased in the Offer, the Common Shares may no longer meet the requirements of the NYSE for continued listing. According to the NYSE's published guidelines, the NYSE would consider delisting the Common Shares if, among other things, (i) the number of record holders of at least 100 shares should fall below 1,200, (ii) the number of publicly held Common Shares (exclusive of holdings of officers, directors, members of their immediate families and other concentrated holdings of 10% or more) should fall below 600,000 or (iii) the aggregate market value of publicly held Common Shares should fall below $5,000,000. According to the Company 10-K, as of September 30, 1995, there were 2,094 holders of record of Common Shares. If the NYSE were to delist the Common Shares, it is possible that the Common Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Common Shares would be reported by such exchange or through NASDAQ or other sources. The extent of the public market for the Common Shares and availability of such quotations would, however, depend upon such factors as the number of holders, the aggregate market value of the publicly held Common Shares at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, the possible termination of registration of the Common Shares under the Exchange Act and other factors.

   The Preferred Shares are not listed on any exchange or traded on NASDAQ. According to the Company's Proxy Statement relating to its 1996 Annual Meeting of Shareholders, all of the Preferred Shares are held by one person.

   Exchange Act Registration. The Common Shares are currently registered under the Exchange Act. Registration of the Common Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

   If registration of the Common Shares is not terminated prior to the Proposed Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Proposed Merger.

   The Preferred Shares are not registered under the Exchange Act.

   Margin Regulations. The Common Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Common Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

   The Preferred Shares are not "margin securities."

SECTION 8. CERTAIN INFORMATION CONCERNING THE COMPANY

   The Company is an Ohio corporation with its principal offices at 30100 Chagrin Boulevard, Suite 100, Pepper Pike, Ohio 44124-5705. According to the Company 10-K, the Company's principal line of business has two major business segments: (i) Telecommunication and Electronic Products and (ii) Precision Products.

   The Company's Telecommunication Products include automated data transmission analyzers, single and multi-function test equipment, computerized cable test and data base management systems, digital data access devices, and molded cable closures and terminals used in outside plant and network applications. Industrial controls include sensing devices and switches, such as inductive, capacitive, and magnetic proximity sensors, photoelectric sensors, encoders, and intelligent laser scanners that are used in various industrial and power generation applications to detect and communicate the presence or position of an object or part.

   The Precision Products business segment is comprised of product businesses that are based on, or relate to, precision measurement and analysis and other technologies having precision needs and requirements. This segment includes quality assurance products and systems, motion and positioning components and systems, precision gauges, metal and punch form tooling, and specialty gears.

   Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company 10-K and the Company 10-Q and the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994. More comprehensive financial information is included in the Company 10-K, such Company 10-Qs and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such information. The Company 10-K, the Company 10-Qs and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                           ACME-CLEVELAND CORPORATION
                         SELECTED FINANCIAL INFORMATION
                    (in thousands, exept per share amounts)



                                        THREE MONTHS ENDED
                                           DECEMBER 31,      FISCAL YEAR ENDED SEPTEMBER 30,
                                      --------------------  --------------------------------
                                         1995       1994       1995        1994       1993
                                      ---------  ---------  ---------  ----------  ---------
Income Statement Data:
 Net Sales ..........................  $ 30,575   $ 24,691   $120,716   $ 77,200    $ 81,510
 Earnings from Continuing Operations
  Before Extraordinary Item and
  Cumulative Effect of Accounting
  Changes (1) .......................     1,441     [3,595]     3,791      2,511       4,792
 Net Earnings (Loss) ................    18,466     32,413     42,503    (23,421)      7,130
Earnings (Loss) per Share:
 Earnings from Continuing Operations
 Before Extraordinary Item and
 Cumulative Effect of Accounting
 Changes (1) .......................   $   0.21   $   0.54   $   0.56   $   0.35    $   0.71
 Net Earnings (Loss) ...............   $   2.73   $   4.91   $   6.30   $  (3.77)   $   1.07
Balance Sheet Data (at end of period):
 Total Assets .......................  $149,122   $158,624   $140,253   $105,647    $123,889
 Working Capital ....................    70,843     57,852     49,713     49,597      41,000
 Long-Term Debt .....................       610      1,151        687      1,219       2,286
 Total Shareholders' Equity .........   106,269     74,707     84,901     33,713      64,823

---------------
(1) Fiscal 1994 results include the impact of adopting three new accounting standards, including SFAS No. 109 ("Accounting for Income Taxes"),
        SFAS No. 106 ("Employers' Accounting for Postretirement Benefits Other Than Pensions") and SFAS No. 112 ("Employeers' Accounting for Postemployment Benefits").

   Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. Such material should also be available for inspection at the offices of NYSE, 20 Broad Street, New York, New York 10005.

   Company Information. The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although the Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

SECTION 9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

   Parent is a Delaware corporation which operates a variety of businesses through two business segments: Tools and Components and Process/Environmental Controls. The Tools and Components segment is one of the largest domestic producers and distributors of general purpose mechanics' hand tools and automotive specialty tools. Other products manufactured by this segment include tool boxes and storage devices, diesel engine retarders, wheel service equipment, drill chucks, custom designed headed tools and components, hardware and components for the power generation and transmission industries, high quality precision socket screws, fasteners, and high quality miniature precision parts. The companies in the Process/Environmental segment produce and sell underground storage tank leak detection systems and temperature, level and position sensing devices, power switches and controls, telecommunication line products, power protection products, liquid flow measuring devices and electronic and mechanical counting and controlling devices.

   Approximately 43.4% of the outstanding common stock of the Parent is beneficially owned by Steven M. Rales and Mitchell P. Rales. The aggregate holdings for Steven and Mitchell Rales include shares of Parent common stock owned by Equity Group Holdings L.L.C. ("EGH") and Equity Group Holding II

L.L.C. ("EGH II"), of which Steven and Mitchell Rales are the only members, along with other shares of common stock of Parent which are directly owned by such individuals. Steven and Mitchell Rales are directors and executive officers of Parent as well as directors of Purchaser. EGH and EGH II are principally engaged in the business of investing in the common stock of Parent. The offices of Steven M. Rales, Mitchell P. Rales, EGH and EGH II are located at 1250 24th Street, N.W., Suite 800, Washington, D.C. 20037.

   The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent which to date has not conducted any business other than in connection with the Offer and the Proposed Merger. The principal executive offices of Parent and the Purchaser are located at 1250 24th
Street, N.W., Suite 800, Washington, D.C. 20037. DH Holdings Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent ("DHHC"), owns all outstanding shares of the Purchaser. Of the 305,000 Common Shares beneficially owned by Parent, 304,900 are held by DHHC and 100 are held by the Purchaser. DHHC contributed such shares to the Purchaser on March 5, 1996.

   Set forth below is a summary of certain consolidated financial information with respect to Parent and its subsidiaries excerpted or derived from the information contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1994 (the "Parent 10-K"), Parent's Quarterly Reports on
Form 10-Q for the quarter ended September 30, 1994 and 1995 (the "Parent 10-Qs"). More comprehensive financial information is included in the complete financial statements of Parent contained in the Parent 10-K and the Parent 10-Qs on file with the Commission, and such financial statements are incorporated herein by reference.

                             DANAHER CORPORATION
                        SELECTED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            NINE MONTHS ENDED
                              SEPTEMBER 30,            FISCAL YEAR ENDED DECEMBER 31,
                        ------------------------  --------------------------------------
                             1995         1994         1994          1993         1992
                        ------------  ----------  ------------  ------------  ----------
Income Statement Data:
 Net Revenues .........   $1,172,512    $933,621    $1,288,684    $1,075,529    $955,518
 Income before change
  in accounting
  principle (1) .......           --          --        81,650        53,749      31,601
 Net Income ...........       77,868      56,892        81,650        17,749      31,601
Earnings per Share:
 Income before change
  in accounting
  principle (1) .......   $       --    $     --    $     1.40    $      .93    $    .55
 Net Income ...........   $     1.30    $    .98          1.40           .31         .55
Balance Sheet Data
 (at end of period):
 Total Assets .........   $1,508,086    $985,636    $1,134,941    $  872,472    $769,815
 Working Capital ......       16,173      97,339        (7,548)       42,398      17,614
 Long-Term Debt .......      176,399     131,215       116,515       131,350     137,305
 Total Shareholders'
  Equity ..............      554,286     424,925       476,100       363,666     348,379

------------
   (1) On January 1, 1993, Parent adopted SFAS No. 106 requiring use of the accrual method for post-retirement benefits other than pensions.

   Available Information. Parent is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options and other matters, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission and the NYSE in the same manner as is set forth with respect to the Company in
Section 8. Such material should also be available on-line through EDGAR.

   Contacts, etc. with the Company. Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

   Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in
Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, no Purchaser Entity, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

   Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any Purchaser Entity, or their respective subsidiaries, or, to the best knowledge of any Purchaser Entity, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

SECTION 10. SOURCE AND AMOUNT OF FUNDS

   The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the Proposed Merger is estimated to be approximately $185 million. The Purchaser plans to obtain all funds needed for the Offer and the Proposed Merger through a capital contribution from Parent.

   Parent plans to obtain funds for such capital contribution through its existing Credit Agreement, dated as of September 7, 1990, as amended, among Parent and the banks listed therein (the "Credit Facility"). The Credit Facility provides for revolving credit of up to $250 million for general corporate purposes through November 1, 2000. At present, there is no outstanding indebtedness under the Credit Facility. Loans under the Credit Facility bear interest at one of the following rates, as selected by Parent on the date of borrowing: (i) the Base Rate (as defined in the Credit Facility), (ii) Adjusted CD Rate (as defined in the Credit Facility) or
(iii), the Eurodollar Rate (as defined in the Credit Facility) plus, in the case of (ii) and (iii) a margin (ranging from 3/16 of one percent to 7/16 of one percent) based on the leverage ratio of Parent at the end of the fiscal quarter most recently then ended. As of the date of this Offer to Purchase, the applicable margin would be 5/16 of one percent. The effective interest rate as of the date of this Offer to Purchase would be approximately 5-11/16%. The Credit Facility contains covenants relating to, among other things, the maintenance of working capital, net worth, debt levels and interest coverage and restrictions on the payment of dividends. The members of the bank group providing the Credit Facility are Bankers Trust Company, Bank of America Illinois, First Chicago Corp., The Chase Manhattan Bank (National Association), Toronto Dominion Bank, Credit Suisse, Bank of Nova Scotia, Industrial Bank of Japan, Bank of Tokyo, Chemical Banking Corporation, Credit Lyonnais, NationsBank Corporation, Dresdner Bank Aktiengesellschaft, Wachovia Bank, The Sanwa Bank, The Fuji Bank, SunTrust Bank, The Northern Trust
Company and The Sumitomo Bank.

   The foregoing summary of the Credit Facility is qualified in its entirety by reference to Exhibit 10(b) of Parent's Annual Report on Form 10-K for the year ended December 31, 1990.

   Although no definitive plan or arrangement for repayment of borrowings under the Credit Facility has been made, Parent anticipates such borrowings will be repaid with internally generated funds (including, if the Proposed Merger is accomplished, those of the Company) and from other sources which may include the proceeds of future bank refinancings or the public or private sale of debt or equity securities. No decision has been made concerning the method Parent will use to repay the borrowings under the Credit Facility. Such decision will be made based on Parent's review from time to time of the advisability of particular actions, as well as prevailing interest rates, financial and other economic conditions and such other factors as Parent may deem appropriate.

SECTION 11. BACKGROUND OF THE OFFER

   On March 7, 1996, Mr. George M. Sherman, President and Chief Executive Officer of Parent, sent the following letter to Mr. David L. Swift, Chairman and Chief Executive Officer of the Company:

March 7, 1996

Mr. David L. Swift
Chairman and Chief Executive Officer
Acme-Cleveland Corporation
30100 Chagrin Boulevard, Suite 100
Pepper Pike, Ohio 44124-5705


Dear Mr. Swift:

   Danaher Corporation is today commencing a cash tender offer to purchase all outstanding common and preferred shares of Acme-Cleveland Corporation at a price of $27 per share, a premium of 35% over yesterday's closing price of $20. It is our intention to acquire any shares not purchased in the tender offer in a subsequent merger for the same cash consideration paid to shareholders in the tender offer.

   Our offer is not subject to financing, but is subject to approval of the offer under the Ohio Control Share Acquisition Law (unless such law is invalid or inapplicable to the offer) and the inapplicability of the Ohio Business Combination Law.

   We believe that the transaction we are proposing represents a very attractive opportunity for your shareholders. We are also convinced that the combination of our companies will also be of great benefit for our respective employees, suppliers and customers.

   In light of the attractive terms of our offer, we request that the Company's Board of Directors take appropriate actions so that the Ohio Business Combination Law is rendered inapplicable to our proposed merger. We expect that you will not take any other actions that would adversely affect your shareholders' ability to receive the benefits of our proposed transaction. It is our hope that we can proceed to complete a transaction with a minimum of delay.

   In order to increase the likelihood that our offer can be accepted by your shareholders at the earliest possible date, we have today commenced an action in the United States District Court for the Southern District of Ohio, Eastern Division, challenging certain provisions of the Ohio Control Share Acquisition Law and the Ohio Takeover Act.

   Our proposed price is based upon our review of publicly available information regarding the Company. If you believe that there are values not reflected in your public filings, we ask that such information be made available to us so that we can ensure that our offer reflects those values.

   We and our advisors are ready to meet with you and your advisors to discuss all aspects of our offer, and to answer any questions you or they may have. Our objective is to promptly conclude a transaction that is supported by you and the Company's Board of Directors.

Sincerely,


-------------------------
Mr. George M. Sherman
CEO and President

SECTION 12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

   Purpose. The purpose of the Offer and the Proposed Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Parent currently intends to propose and seek to consummate, as soon as practicable following the consummation of the Offer, the Proposed Merger. The purpose of the Proposed Merger is to acquire all Shares not purchased pursuant to the Offer or otherwise. Pursuant to the Proposed Merger, each then outstanding Share
(other than Shares owned by Parent or any of its subsidiaries and Shares owned by shareholders who perfect their dissenters' rights under the ORC) would be converted into the right to receive an amount in cash equal to the price per Share paid by the Purchaser pursuant to the Offer. Although it is the Purchaser's current intention to propose and seek to enter into a definitive merger agreement with the Company with respect to the Proposed Merger and to consummate the Proposed Merger as promptly as practicable, there can be no assurance that the Proposed Merger will be consummated or, if consummated, of the timing or terms thereof. Consummation of the Proposed Merger will require the adoption of a resolution by the Company's board of directors approving the Proposed Merger and the affirmative vote of the holders of a majority of the Shares. Alternatively, if the Purchaser purchases 90% or more of the Common Shares and 90% or more of the Preferred Shares, the Proposed Merger could be consummated without the approval of the shareholders through a Short-Form Merger (described below under "The Proposed Merger").

   In order to increase the likelihood that the Company and the Purchaser enter into the Proposed Merger, Parent and the Purchaser have taken preliminary steps to commence a solicitation of agent designations to call the Special Meeting of the Company's shareholders at which, among other things, Parent and the Purchaser will propose that the holders of Shares (i) remove all of the incumbent directors of the Company and (ii) elect the nominees of the Purchaser as directors of the Company to fill the vacancies created thereby. The nominees of the Purchaser will, if elected at the Special Meeting, and subject to their fiduciary duties, be committed to take such actions as may be required to facilitate prompt consummation of the Offer and the Proposed Merger.

   In addition, the Purchaser presently intends to solicit proxies from the shareholders of the Company with respect to the Ohio Control Share Acquisition Meeting (unless the Purchaser is satisfied that the provisions of the Ohio Control Share Acquisition Law are invalid or are not applicable to the acquisition of Shares pursuant to the Offer).

   THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR AGENT DESIGNATIONS FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO PROXY OR OTHER MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT AND THE RULES AND REGULATIONS THEREUNDER.

   Plans for the Company. In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Purchaser acquires control of the Company, whether pursuant to this Offer, the Proposed Merger or otherwise. If and to the extent that the Purchaser acquires control of the Company or otherwise obtains access to the books and records of the Company, Parent and Purchaser intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in the Company's business, corporate structure, Articles, Regulations, capitalization, management or dividend policy.

   Except as described in this Offer to Purchase, Parent and the Purchaser have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, consolidation, reorganization, liquidation or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's present capitalization, dividend policy, employee benefit plans, corporate structure or business or any material changes or reductions in the composition of its management or personnel. Except as so described, Parent and the Purchaser have no present plans or proposals to establish, terminate, convert or amend employee benefit plans, close any plant or facility of the Company or any of its subsidiaries or affiliates, change or reduce the workforce of the Company or any of its subsidiaries or affiliates or make any other major changes in its business or policies of employment.

   The Proposed Merger. In general, under the ORC and the Company's Articles, the Proposed Merger requires the approval of the Company's Board of Directors and the approval by the holders of a majority of all outstanding Shares.

   Accordingly, if the Purchaser acquires more than a majority of the outstanding Shares pursuant to the Offer, the Purchaser would have the voting power to approve the Proposed Merger without the vote of any other shareholders and could effect the Proposed Merger by so voting and by action of the Boards of Directors of the Purchaser and the Company (subject to the requirements of the Ohio Business Combination Law and the Ohio Control Share Acquisition Law described below). This will be the case if the Minimum Condition is satisfied.

   Further, the ORC provides that if the parent corporation owns 90% or more of each class of outstanding shares of an Ohio subsidiary, the Ohio subsidiary may be the surviving corporation of a merger with its parent corporation upon a majority vote of each corporation's entire board of directors, without action or vote by the shareholders of either corporation (a "Short-Form Merger"). Accordingly, if the Purchaser owns 90% or more of the outstanding Common Shares and 90% or more of the outstanding Preferred Shares after consummation of the Offer, a Short-Form Merger could be effected by action of the Boards of Directors of the Purchaser and the Company without the approval of the Company's shareholders (subject to the requirements of the Ohio Business Combination Law and the Ohio Control Share Acquisition Law described below).

   In order to increase the likelihood that the Board of Directors of the Company approves the Proposed Merger (whether or not the Proposed Merger can be effected as a Short-Form Merger), Parent and the Purchaser have taken preliminary steps to commence a solicitation of agent designations for the calling of the Special Meeting at which, among other things, Parent and the Purchaser will propose that the holders of Shares remove all of the incumbent directors of the Company and elect the nominees of the Purchaser as directors to fill the vacancies created thereby. The nominees of the Purchaser will, if elected at the Special Meeting, and subject to their fiduciary duties, be committed to ensuring that the Proposed Merger is approved by the Company's Board of Directors.

   Neither Parent nor the Purchaser can give any assurance as to whether, as a result of information hereafter obtained by either Parent or the Purchaser, changes in general economic or market conditions or in the business of the Company, or other presently unforeseen factors, the Proposed Merger will be submitted to the Company's shareholders or whether the Proposed Merger will be delayed or abandoned. Whether or not the Proposed Merger is consummated, Parent and the Purchaser reserve the right to acquire additional Shares following the expiration of the Offer through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by Parent and the Purchaser.

   Dissenters' Rights. Each shareholder of record (as of the date fixed for determining shareholders entitled to notice of the meeting of shareholders of the Company at which the Proposed Merger is to be submitted or, if the Proposed Merger is not subject to a vote of shareholders, the date on which an agreement of merger with respect to the Proposed Merger is adopted by the Board of Directors of the Company) will have the right to receive fair cash value for such shareholder's Shares if such shareholder objects to the Proposed Merger and otherwise properly exercises such shareholder's dissenters' rights and the Proposed Merger is consummated. If the statutory procedures for exercising or perfecting dissenters' rights are complied with in accordance with the ORC, then a judicial determination will be made as to the fair cash value required to be paid to the objecting shareholders for their Shares. Any such judicial determination of fair cash value would be based on the amount that a willing seller, under no compulsion to sell, would be willing to accept, and a willing buyer, under no compulsion to purchase, would be willing to pay (excluding any appreciation or depreciation in the market value resulting from the Proposed Merger), and the value so determined could be more or less than the price per share to be paid in the Offer or the Proposed Merger.

   From the time written demand for payment of the fair cash value is given until either the termination of the rights and obligations arising from such demand or the purchase of the Shares related thereto by the Company, all rights accruing to the objecting shareholder, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid on Shares during the suspension, an amount equal to the dividend or distribution which would have been payable on the Shares, but for such suspension, shall be paid to the holder of record of the Shares as a credit against the fair cash value of the Shares. If the right to receive the fair cash value is terminated otherwise than by the purchase of the Shares by the Company, all rights will be restored to the objecting shareholder and any distribution that would have been made to the holder of record of the Shares, but for the suspension, will be made at the time of such termination.

   The foregoing summary of the rights of objecting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the ORC.

   "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Proposed Merger. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Proposed Merger or other business combination or (ii) the Proposed Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Proposed Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.


SECTION 13. DIVIDENDS AND DISTRIBUTIONS

   If, on or after the Applicable Date (March 5, 1996), the Company should
(a) split, combine or otherwise change the Shares or its capitalization, (b) acquire or otherwise cause a reduction in the number of outstanding Shares or other securities or (c) issue or sell additional Shares (other than the issuance of Shares under option prior to the Applicable Date, in accordance with the terms of such options as publicly disclosed prior to the Applicable
Date), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, then, subject to the provisions of Section 14, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

   If, on or after the Applicable Date, the Company should declare or pay any cash dividend on the Shares (other than regular quarterly cash dividends in an amount not to exceed $0.13 per Common Share and $0.45 per Preferred Share) or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the

Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

SECTION 14. CERTAIN CONDITIONS OF THE OFFER

   Notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer), to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer, unless (1) the Minimum Condition shall have been satisfied, (2) the Control Share Condition shall have been satisfied,
(3) the Business Combination Condition shall have been satisfied and (4) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term or provision of the Offer, the Purchaser will not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if, at any time on or after the Applicable Date (March 5, 1996), and before the acceptance of such Shares for payment or, subject to any applicable rules and regulations of the Commission, the payment therefor, any of the following events or facts shall have occurred:

       (a) there shall be threatened, instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority or agency, domestic, foreign or supranational (each, a "Governmental Entity"), or by any other person, before any court or Governmental Entity, (i)(A) challenging or seeking to, or which is reasonably likely to, make illegal, delay or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, in addition to those required by Federal securities laws and the ORC, in connection with, the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by the Purchaser, Parent or any other affiliate of Parent or the consummation by the Purchaser, Parent or any other affiliate of Parent of a merger or other similar business combination with the Company, (B) seeking to obtain, or which is reasonably likely to result in, material damages or (C) otherwise directly or indirectly relating to the transactions contemplated by the Offer or any such merger or business combination, (ii) seeking to, or which is reasonably likely to, prohibit the ownership or operation by the Purchaser, Parent or any other affiliate of Parent of all or any portion of the business or assets of the Company and its subsidiaries or of the Purchaser, Parent or any other affiliate of Parent or to compel the Purchaser, Parent or any other affiliate of Parent to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of the Purchaser, Parent or any other affiliate of Parent or seeking to impose, or which is reasonably likely to result in, any limitation on the ability of the Purchaser, Parent or any other affiliate of Parent to conduct such business or own such assets, (iii) seeking to, or which is reasonably likely to, impose limitations on the ability of the Purchaser, Parent or any other affiliate of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser, Parent or any other affiliate of Parent on all matters properly presented to the Company's shareholders, (iv) seeking to, or which is reasonably likely to, require divestiture by the Purchaser, Parent or any other affiliate of Parent of any Shares, (v) seeking, or which is reasonably likely to result in, any material diminution in the benefits expected to be derived by the Purchaser, Parent or any other affiliate of Parent as a result of the transactions contemplated by the Offer or any merger or other similar business combination with the Company, (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of the Purchaser, might materially adversely affect the Company or any of its subsidiaries or the Purchaser, Parent or any other affiliate of Parent or the value of the Shares or (vii) in the sole judgment of the Purchaser, materially adversely affecting the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries;

       (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to
    (i) the Purchaser, Parent or any other affiliate of Parent or the Company or any of its subsidiaries or (ii) the Offer or any merger or other similar business combination by the Purchaser, Parent or any other affiliate of Parent with the Company, by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity, other than the routine application of the waiting period provisions of the HSR Act to the Offer, that, in the sole judgment of the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

       (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries that, in the sole judgment of the Purchaser, is or may be materially adverse to the Company or any of its subsidiaries, or the Purchaser shall have become aware of any facts that, in the sole judgment of the Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, Parent or any other affiliate of Parent;

       (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Purchaser, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that, in the sole judgment of the Purchaser, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

       (e) the Company or any of its subsidiaries shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities, (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under option prior to the Applicable Date in accordance with the terms of such options as publicly disclosed prior to the Applicable Date), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend (other than regular quarterly cash dividends not to exceed $0.13 per Common Share and $0.45 per Preferred Share) or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company, (v) altered or proposed to alter any material term of any outstanding security, (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that in the sole judgment of the Purchaser could adversely affect either the value of the Company or any of its subsidiaries or the value of the Shares to the Purchaser, Parent or any other affiliate of Parent, (ix) entered into any employment, severance or similar agreement, arrangement or plan with or for the benefit of any of its employees other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to the employees as a result of or in connection with the transactions contemplated by the Offer, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or the Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the Applicable Date, (xi) amended, or authorized or proposed any amendment to, its articles of incorporation or its regulations (other than an amendment to make the Ohio Control Share Acquisition Law inapplicable), or the Purchaser shall become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the Applicable Date or (xii) otherwise acted out of the ordinary course of business, consistent with past practice;

       (f) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13G on file with the Commission prior to the Applicable Date, (ii) any such person, entity or group that prior to the Applicable Date, had filed such a Schedule with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any assets or subsidiaries of the Company;

       (g) the Purchaser shall become aware (i) that any contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or that any amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case with or without notice or the lapse of time or both as a result of or in connection with the transactions contemplated by the Offer or the Proposed Merger or any other business combination involving the Company, which, in the aggregate, would be material, (ii) of any covenant, term or condition in any of the Company's or any of its subsidiaries' instruments or agreements that has or may have, in the aggregate, a material adverse effect on (x) the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, management, key personnel, licenses, franchises, results of operations or prospects of the Company or any of its subsidiaries (including, but not limited to, any event of default that may result from the consummation of the Offer, the acquisition of control of the Company or any of its subsidiaries or the Proposed Merger or any other business combination involving the Company) or (y) the value of the Shares in the hands of Parent, the Purchaser or any of their respective affiliates or (z) the consummation by Parent, the Purchaser or any of their respective affiliates of the Offer and the Proposed Merger or any other business combination involving the Company or
    (iii) that any report, document or instrument of the Company or any of its subsidiaries filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading or that the Company or any of its subsidiaries shall have failed to file any such report, document or instrument;

       (h) any approval, permit, authorization, favorable review or consent of any Governmental Entity (including those described or referred to in Section 15) shall not have been obtained on terms satisfactory to Purchaser in its sole discretion; or

       (i) the Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or the Purchaser, Parent or any other affiliate of Parent shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company;

which, in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser, Parent or any other affiliate of Parent) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 14 will be final and binding upon all parties.

SECTION 15. CERTAIN LEGAL MATTERS

   General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, neither the Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Proposed Merger or (ii) any approval or other action, by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

   Antitrust. Under the HSR Act, and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Parent filed a Notification and Report Form with respect to the Offer and the Proposed Merger on March 7, 1996.

   Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on March 22, 1996 unless Parent receives a request for additional information or documentary material, or the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

   The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Proposed Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See
Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

   Ohio Business Combination Law. The Ohio Business Combination Law provides that an issuing public corporation shall not engage in certain business combinations (including mergers) with an "Interested Shareholder" (generally, a person entitled to control 10% or more of the outstanding voting shares of the issuing public corporation in the election of directors) for a period of three years following the date such person became an Interested Shareholder (the "three year period"). This restriction does not apply if prior to the date such person became an Interested Shareholder, the board of directors of the issuing public corporation approved either the business combination or the transaction which resulted in the Interested Shareholder becoming an Interested Shareholder. The Ohio Business Combination Law further provides that after the expiration of the three year period, an issuing public corporation may not engage in a business combination (including a merger) unless either: (i) the business combination is approved by both (x) the holders of at least a majority of all Shares and (y) the holders of at least a majority of the disinterested Shares or (ii) the consideration used in such business combination, both in price and form, meets certain tests to insure that such consideration is at least equal to each of (x) the amount paid, or to be received, by the Interested Shareholder, (y) the fair market value on the date a person becomes an Interested Shareholder and (z) the fair market value on the announcement date of the business combination.

   Parent and the Purchaser are requesting that the Company's Board of Directors take appropriate action so that the Ohio Business Combination Law is not applicable to the acquisition of Shares pursuant to the Offer or the Proposed Merger. In order to increase the likelihood that the Board of Directors will take such action, Parent and the Purchaser have taken preliminary steps to commence a solicitation of agent designations for the calling of the Special Meeting at which, among other things, Parent and the Purchaser will propose that the holders of Shares remove all of the incumbent directors of the Company and elect the nominees of the Purchaser as directors to fill the vacancies created thereby. The nominees of the Purchaser will, if elected at the Special Meeting, and subject to their fiduciary duties, be committed to ensuring that the Ohio Business Combination Law is not applicable to the acquisition of Shares pursuant to the Offer and the Proposed Merger.

   THE OFFER IS CONDITIONED UPON THE SATISFACTION OF THE BUSINESS COMBINATION CONDITION. THE PURCHASER CURRENTLY CONTEMPLATES THAT SHARES WILL NOT BE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER UNTIL THE BOARD OF DIRECTORS OF THE COMPANY HAS TAKEN APPROPRIATE ACTION SO THAT THE RESTRICTIONS CONTAINED IN THE OHIO BUSINESS COMBINATION LAW IS NOT APPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER OR THE PROPOSED MERGER, UNLESS THE PURCHASER, IN ITS SOLE DISCRETION, IS SATISFIED THAT AFTER CONSUMMATION OF THE OFFER THE RESTRICTIONS CONTAINED IN THE OHIO BUSINESS COMBINATION LAW WILL NOT APPLY TO THE PROPOSED MERGER.

   The Ohio Control Share Acquisition Law. The Ohio Control Share Acquisition Law provides that unless the articles of incorporation or the regulations of an issuing public corporation provide otherwise, any control share acquisition of such corporation shall be made only with the prior authorization of the shareholders. An "issuing public corporation" is a corporation organized for profit under the laws of Ohio, with 50 or more shareholders, that has its principal place of business, principal executive offices or substantial assets in Ohio, and as to which there is no close corporation agreement in existence. The Company is an issuing public corporation, as so defined.

   A "control share acquisition" means the acquisition, directly or indirectly, by any person of shares of an issuing public corporation that, when added to all other shares of the issuing public corporation in respect of which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after such acquisition, directly or indirectly, alone or with others, to control any of the following ranges of the voting power of such issuing public corporation in the election of directors: (a) one-fifth or more but less than one-third of such voting power; (b) one-third or more but less than a majority of such voting power; or (c) a majority or more of such voting power. An acquisition of shares of an issuing public corporation, however, does not constitute a control share acquisition if, among other things, the acquisition is consummated pursuant to a merger or consolidation effected in compliance with Sections 1701.78 or 1701.83 of the ORC if the issuing public corporation is the surviving or new corporation in the merger or consolidation or is the acquiring corporation in the combination or majority share acquisition.

   Any person who proposes to make a control share acquisition must deliver an "acquiring person statement" to the issuing public corporation, which statement shall include: (a) the identity of the acquiring person, (b) a statement that the acquiring person statement is being delivered pursuant to the Ohio Control Share Acquisition Law, (c) the number of shares of the issuing public corporation owned, directly or indirectly, by such acquiring person, (d) the range of voting power in the election of directors under which the proposed acquisition would, if consummated, fall (i.e., in excess of 20%, 33-1/3% or 50%), (e) a description of the terms of the proposed acquisition and (f) representations of the acquiring person that the acquisition will not be contrary to the law and that such acquiring person has the financial capacity to make the proposed acquisition (including the facts upon which such representations are based).

   Within ten days of receipt of a qualifying acquiring person statement, the directors of the issuing public corporation must call a special shareholders meeting to vote on the proposed acquisition. Unless the acquiring person otherwise agrees, the meeting must be held within 50 days of receipt of such statement. However, the acquiring person may, and Parent and the Purchaser did, request, at the time of delivery of the acquiring person statement, that the meeting not be held sooner than 30 days after the receipt of such statement. The special meeting cannot be held later than certain other special meetings of shareholders called by the corporation in compliance with the ORC after receipt of a qualifying acquiring person statement.

   The issuing public corporation is required to send a notice of the special meeting as promptly as reasonably practicable to all shareholders of record as of the record date set for such meeting, together with a copy of the acquiring person statement and a statement of the issuing public corporation, authorized by its directors, of its position or recommendation, or that it is taking no position, with respect to the proposed control share acquisition.

   The acquiring person may make the proposed control share acquisition only if (a) at a meeting at which a quorum is present, a majority of the voting power entitled to vote in the election of directors represented (in person or by proxy) at such meeting and a majority of such voting power excluding "Interested Shares," authorize the control share acquisition and (b) such acquisition is consummated, in accordance with the terms so authorized, within 360 days following such authorization. "Interested Shares" means shares as to which any of the following may exercise or direct the exercise of voting power in the election of directors:
(i) an acquiring person, (ii) an officer elected or appointed by the directors of the issuing public corporation or (iii) any employee of the issuing public corporation who is also a director of such corporation. "Interested Shares" also means shares of the issuing public corporation acquired, directly or indirectly, by any person or group for valuable consideration during the period beginning with the date of the first public disclosure of a proposed control share acquisition of the issuing public corporation or any proposed merger, consolidation or other transaction which would result in a change in control of the corporation or all or substantially all of its assets, and ending on the date of any special meeting of the corporation's shareholders held thereafter pursuant to the Ohio Control Share Acquisition Law for the purpose of voting on a control share acquisition proposed by an acquiring person, if either of the following apply: (i) the aggregate consideration paid or otherwise given by the person who acquired the shares, and any other persons acting in concert with it, for all shares exceeds $250,000 or (ii) the number of shares acquired by the person who acquired the shares, and any other persons acting in concert with it, exceeds 1/2 of 1% of the outstanding shares of the corporation entitled to vote in the election of directors (the Interested Shares described in this sentence are referred to herein as "Disqualified Shares"). See "Litigation" below.

   Dissenters' rights are not available to shareholders of an issuing public corporation in connection with the authorization of a control share acquisition.

   Without waiving their right to challenge the validity of all or any part of the Ohio Control Share Acquisition Law or to seek an amendment to the Company's Regulations opting out of the Ohio Control Share Acquisition Law, and reserving their right to take actions inconsistent with the applicability of the Ohio Control Share Acquisition Law, Parent and the Purchaser delivered to the Company on March 7, 1996 an acquiring person statement relating to the Offer. Pursuant to the Ohio Control Share Acquisition Law, Parent and the Purchaser have requested that the Ohio Control Share Acquisition Meeting not be held for at least 30 days after receipt of the acquiring person statement. Accordingly, the Ohio Control Share Acquisition Meeting must be held no earlier than April 6, 1996 and no later than April 26, 1996.

   THE OFFER IS CONDITIONED UPON THE SATISFACTION OF THE CONTROL SHARE CONDITION. THE PURCHASER CURRENTLY CONTEMPLATES THAT SHARES WILL NOT BE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER UNTIL THE ACQUISITION BY THE PURCHASER OF SHARES PURSUANT TO THE OFFER IS AUTHORIZED BY THE SHAREHOLDERS OF THE COMPANY AT THE OHIO CONTROL SHARE ACQUISITION MEETING, UNLESS THE PURCHASER, IN ITS SOLE DISCRETION, IS SATISFIED THAT THE PROVISIONS OF THE OHIO CONTROL SHARE ACQUISITION LAW ARE INVALID OR INAPPLICABLE TO SUCH ACQUISITION. SEE SECTION 14.

   Ohio Take-Over Act. Sections 1707.041, 1707.042, 1707.23 and 1707.26 of
the ORC (collectively, the "Ohio Take-Over Act") regulate tender offers. The Ohio Take-Over Act applies to the purchase of or offer to purchase any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of the Company (a "control bid"). A subject company includes an issuer, such as the Company, that either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least one million dollars, and that has more than one thousand beneficial or record equity security holders who reside in Ohio. A subject company, however, need not be incorporated in Ohio. Notwithstanding the definition of subject company contained in the Ohio Take-Over Act, the Ohio Division of Securities (the "Ohio Division"), by rule or an adjudicatory proceeding, may make a determination that an issuer does not constitute a subject company if appropriate review of control bids involving the issuer is to be made by any regulatory authority of another jurisdiction. The Ohio Division has not adopted any rules under this provision.

   The Ohio Take-Over Act prohibits an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio

Division. In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror's filing with the Ohio Division and to send or deliver such information and the material terms of the proposed offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division.

   Within three calendar days of such filing, the Ohio Division may by order summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio Division summarily suspends a control bid, it must schedule and hold a hearing within ten calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than sixteen calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Take-Over Act has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid, or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the control bid by filing new or amended information pursuant to the Ohio Take-Over Act.

 Litigation.

   On March 7, 1996, Parent and the Purchaser commenced an action in the Ohio Federal District Court against the Company, the Commissioner of Securities of the Ohio Division of Securities and the Director of Commerce of the Ohio Department of Commerce (the "Defendants") seeking, among other things, that the Court declare unconstitutional and enjoin application of certain provisions of the Ohio Control Share Acquisition Law (a) to the extent they are sought to be applied to impair the voting rights of the Disqualified Shares, as such provisions may be applied to the Offer and (b) to the extent they prohibit the purchase or sale of shares in interstate commerce. In March, 1995, in Luxottica Group S.p.A. v. The United States Shoe Corporation, the United States District Court for the Southern District of Ohio, Eastern Division issued an order declaring invalid the provisions described in (a), above, as they applied to Luxottica's tender offer for shares of United States Shoe Corporation. Parent and the Purchaser believe that such ruling should also be applicable to the Offer.

   The complaint seeks a declaration that certain provisions of the Ohio Takeover Act are unconstitutional as applied to the Offer, and temporary, preliminary and permanent injunctive relief against its enforcement. Nevertheless, without prejudice to its position that the Ohio Take-Over Act is unconstitutional or conceding its applicability, on March 7, 1996, Parent and the Purchaser submitted Form 041 under the Ohio Take-Over Act, including a copy of the Schedule 14D-1 relating to the Offer, to the Ohio Division. If injunctive relief is not obtained against the enforcement of the Ohio Take-Over Act and the Ohio Division takes action under the Ohio Take-Over Act, then the Purchaser may not be obligated to accept for payment or pay for Shares tendered pursuant to the Offer or may, among other things, terminate the Offer or amend the terms and conditions of the Offer. See Section 14.

   The complaint also seeks a declaration that Plaintiffs are in full compliance with all federal laws and regulations governing tender offers and that

Defendants are prohibited from taking any action to impede the Offer. The complaint seeks, inter alia, temporary, preliminary and permanent injunctive relief.

   Other State Laws. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the Indiana Control Share Acquisition Act was constitutional. Such Act, by its terms, is applicable only to corporations that have a substantial number of shareholders in Indiana and are incorporated there. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

   The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer and the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

   Foreign Approvals. According to the Company 10-K, the Company owns property in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Proposed Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Proposed Merger.

SECTION 16. FEES AND EXPENSES

   Merrill Lynch is acting as Dealer Manager in connection with the Offer and serving as financial advisor to the Purchaser and Parent in connection with the Proposed Merger. As compensation for such services, Parent has agreed to pay Merrill Lynch a fee of $500,000, of which $400,000 is payable upon commencement of the Offer. Parent has also agreed to pay Merrill Lynch a fee of up to $2,000,000 (less any fees theretofore paid) contingent upon consummation of an Acquisition Transaction. "Acquisition Transaction" has been defined to include (i) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with that of Parent or one of its affiliates, (ii) the acquisition, directly or indirectly, by Parent or one of its affiliates by tender or exchange offer, negotiated purchase or other means of at least 50% of the then outstanding capital stock of the Company, (iii) the acquisition, directly or indirectly, by Parent or one of its affiliates of at least 50% of the assets of, or of any right to all or a substantial portion of the revenues or income of the Company or (iv) the acquisition, directly or indirectly, by Parent or one of its affiliates of control of the Company through a proxy contest or otherwise than through the acquisition of the Company's voting capital stock. In addition, Parent has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including, without limitation, reasonable fees and disbursements of its counsel, incurred in connection with the Offer and the Proposed Merger or otherwise arising out of Merrill Lynch's engagement, and has also agreed to indemnify Merrill Lynch (and certain affiliated persons) against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws. Merrill Lynch may from time to time in the future render various investment banking services to Parent and its affiliates, for which it is expected it would be paid customary fees.

   D.F. King & Co., Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith. The Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including, without limitation, certain liabilities under the federal securities laws.

   First Chicago Trust Company of New York has been retained as the Depositary. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including, without limitation, certain liabilities under the federal securities laws.

   Except as set forth above, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

SECTION 17. MISCELLANEOUS

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of Shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   THE PURCHASER AND PARENT HAVE FILED WITH THE COMMISSION A TENDER OFFER STATEMENT ON SCHEDULE 14D-1 PURSUANT TO RULE 14D-3 UNDER THE EXCHANGE ACT, TOGETHER WITH EXHIBITS, FURNISHING CERTAIN ADDITIONAL INFORMATION WITH RESPECT TO THE OFFER, AND MAY FILE AMENDMENTS THERETO. SUCH SCHEDULE 14D-1 AND ANY AMENDMENTS THERETO, INCLUDING EXHIBITS, MAY BE INSPECTED AND COPIES MAY BE OBTAINED IN THE MANNER SET FORTH IN SECTION 8 WITH RESPECT TO THE COMPANY (EXCEPT THAT SUCH MATERIAL WILL NOT BE AVAILABLE AT THE REGIONAL OFFICES OF THE COMMISSION).

                                                     WEC ACQUISITION
                                                     CORPORATION

MARCH 7, 1996

                                                                    SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

   Parent. Set forth below are the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Except as otherwise noted, the business address of each such person is 1250 24th Street N.W., Washington, D.C. 20037, and each such person is a United States citizen. In addition, except as otherwise noted, each director and executive officer of Parent has been employed in his or her present principal occupation listed below during the last five years. Directors of Parent are indicated by an asterisk.

 NAME                             PRINCIPAL OCCUPATION OR EMPLOYMENT, 5-YEAR EMPLOYMENT HISTORY
-------------------------------  --------------------------------------------------------------
Patrick W. Allender ............ Mr. Allender is Senior Vice President, Chief Financial Officer
                                 and Secretary of Parent. He has held such position since 1987.
C. Scott Brannan ............... Mr. Brannan is Vice President Administration and Controller of
                                 Parent. He has held such position since 1987.
Mortimer M. Caplin* ...........  Mr. Caplin has been Senior member of Caplin & Drysdale, a law
 Caplin & Drysdale               firm in Washington, D.C. for more than five years. He is a
 One Thomas Circle, N.W.         Director of Fairchild Industries, Inc., Fairchild Corporation,
 Suite 1100                      Presidential Realty Corporation and Unigene Laboratories, Inc.
 Washington, D.C. 20005
Dennis D. Claramunt ............ Mr. Claramunt was appointed Vice President and Group Executive of Parent in 1994. He has served as President of Jacobs Chuck
                                 Manufacturing Company for more than five years.
James H. Ditkoff ............... Mr. Ditkoff was appointed Vice President-Finance/Tax of Parent in January, 1991. He has served in an executive capacity in finance/tax for Parent since 1988.
Donald J. Ehrlich* ............  Mr. Ehrlich is the Chairman, President, Chief Executive
 Wabash National Corporation     Officer and a Director of Wabash National Corporation. He is a
 1000 Sagamore Parkway South     Director of Indiana Secondary Market for Educational Loans,
 Lafayette, IN 47905             Inc. and NBD Bank, N.A., Northwest.
Walter G. Lohr, Jr.* ..........  Mr. Lohr has been a Partner of Hogan & Hartson, a law firm in
 Hogan & Hartson                 Baltimore, Maryland since 1992. He was an attorney in private
 111 South Calvert Street        practice from 1987 to 1992.
 Suite 1600
 Baltimore, MD 21202-6191
Mitchell P. Rales* ............. Mr. Rales is Chairman of the Executive Committee of Parent. He
                                 has held such position since February 1990. He has been a
                                 General Partner of Equity Group Holdings, a general
                                 partnership located in Washington, D.C., with interests in manufacturing companies, media operations, and publicly traded securities, since 1979.

                               S-1





NAME                              PRINCIPAL OCCUPATION OR EMPLOYMENT, 5-YEAR EMPLOYMENT HISTORY
-------------------------------  --------------------------------------------------------------
George M. Sherman* ............. Mr. Sherman is President, Chief Executive Officer and a
                                 Director of Parent. He has held such positions since February,
                                 1990.
A. Emmet Stephenson, Jr.*  ....  Mr. Stephenson has been President of Stephenson & Company, a
 Stephenson & Company            private investment management firm in Denver, Colorado and
 100 Garfield Street             Senior Partner of Stephenson Merchant Banking for more than
 Denver, CO 80206                five years.
John P. Watson ................. Mr. Watson was appointed Vice President and Group Executive of
                                 Parent in 1993. He has served Parent in an executive capacity in its Tool Group since September, 1990. He was Executive Vice
                                 President for the Sterling Group, a division of the Kohler
                                 Company.
Steven M. Rales* ............... Mr. Rales is Chairman of the Board of Parent, a position he has held since 1984. He was Chief Executive Office of Parent until February 1990. He has been a General Partner of Equity
                                 Group Holdings, a general partnership located in Washington,
                                 D.C., with interests in manufacturing companies, media
                                 operations, and publicly traded securities, since 1979.
Gregory T. H. Davies ........... Mr. Davies was appointed Vice President and Group Executive of
                                 Parent in 1995. He has served as President of Jacobs Vehicle
                                 Equipment Company for more than the past five years.
H. Lawrence Culp, Jr. .......... Mr. Culp was appointed Vice President and Group Executive of
                                 Parent in 1995. He has served Parent in an executive capacity at Veeder-Root Company for more than the past five years.

   The Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser are set forth below. The business address, present principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

 NAME                    POSITION WITH THE PURCHASER
-----------------------  --------------------------------
Steven M. Rales ........ Director
Mitchell P. Rales ...... Director
George M. Sherman ...... President and Director
Patrick W. Allender  ... Vice President and Treasurer
C. Scott Brannan ....... Vice President and Secretary
James H. Ditkoff ....... Vice President

   Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:

                   FIRST CHICAGO TRUST COMPANY OF NEW YORK

          By Mail:              By Facsimile Transmission:      By Hand or Overnight Delivery:
        P.O. Box 2559              (201) 222-4720 or                14 Wall Street
       Suite 4660-WEC                      or                        Eighth Floor
   Jersey City, New Jersey          (201) 222-4721                  Suite 4680-WEC
          07303-2559                                            New York, New York 10005

        Confirm Receipt of Notice of Guaranteed Delivery by telephone:
                                (201) 222-4707

   Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                   The Information Agent for the Offer is:

                            D.F. KING & CO., INC.

                               77 Water Street
                           New York, New York 10005
                        (212) 269-5550 (Call Collect)
                                      or
                                (800) 628-8532

                     The Dealer Manager for the Offer is:

                             MERRILL LYNCH & CO.

                            World Financial Center
                                 North Tower
                        New York, New York 10281-1305
                        (212) 236-4565 (Call Collect)